STOCKHOLDER AGREEMENT

                                     between

                      NATIONAL DISCOUNT BROKERS GROUP, INC.

                                       and

                                DEUTSCHE BANK AG

                            Dated as of June 15, 2000







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                                TABLE OF CONTENTS

                                                                            Page

                                    ARTICLE I

                         REPRESENTATIONS AND WARRANTIES

1.1      Representations and Warranties of the Parties.........................1



                                   ARTICLE II

                      AFFIRMATIVE COVENANTS OF THE COMPANY

2.1      Prohibition on Certain Sales..........................................1

2.2      Anti-Dilution Right...................................................2

2.3      Board of Directors....................................................3

2.4      SEC Documents.........................................................4

2.5      Voting................................................................4

2.6      Limitation on Certain Poison Pills....................................4

2.7      Termination of Certain Provisions.....................................5


                                   ARTICLE III

                              ADDITIONAL AGREEMENTS

3.1      Restrictions on Transfer..............................................6

3.2      Permitted Transfers; Legends..........................................6

3.3      Determination of Beneficial Ownership;
         Computation of Percentage Ownership...................................8

3.4      Reporting of Beneficial Ownership.....................................8

3.5      Regulatory Compliance Cooperation.....................................9


                                   ARTICLE IV

                             DB STANDSTILL AGREEMENT

4.1      DB Standstill........................................................10

4.2      Obligation to Sell...................................................11

4.3      No Solicitation......................................................12

4.4      Termination of Article...............................................13

4.5      Notice of Termination................................................14



                                    ARTICLE V

                                  MISCELLANEOUS

5.1      Survival of Representations..........................................14

5.2      Parties in Interest..................................................14

5.3      Amendments and Waivers; Entire Agreement.............................15

5.4      Notices..............................................................15

5.5      Expenses.............................................................16

5.6      Counterparts.........................................................16

5.7      Effect of Headings...................................................16

5.8      Governing Law........................................................16

5.9      Assignment...........................................................16

5.10     Waiver of Jury Trial.................................................16

5.11     Attorneys' Fees......................................................17

5.12     Right of First Offer on Registered Public Offerings..................17

5.13     Right of First Refusal on Private and Rule 144 Sales.................18

5.14     Termination; Availability of Remedies................................19

5.15     Injunctive Relief....................................................19

                              STOCKHOLDER AGREEMENT

         THIS STOCKHOLDER AGREEMENT (this "Agreement") is entered into as of June 15, 2000 by and among National Discount Brokers Group, Inc., a Delaware corporation (the "Company"), and Deutsche Bank AG, a corporation organized under the laws of the Federal Republic of Germany ( "DB", and together with the Company, the "Parties"). Capitalized terms used herein without definition shall have the meanings set forth in Annex A hereto.

         WHEREAS, it is a condition precedent to the consummation of the transactions contemplated by the Securities Purchase Agreement that the Parties shall have entered into an agreement substantially in the form hereof.

         NOW, THEREFORE, for and in consideration of the mutual consents and agreements herein contained, the parties hereto do hereby covenant and agree as follows:

                                    ARTICLE I

                         REPRESENTATIONS AND WARRANTIES

     1.1 Representations and Warranties of the Parties. Each of the Parties hereby represents and warrants to the other on and as of the date hereof that:
(i) such Party is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation; (ii) such Party has all necessary power and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by such Party of this Agreement; (iii) this Agreement is a legal, valid and binding obligation of such Party, enforceable in accordance with its terms, except that the enforceability hereof or thereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought; and (iv) none of the execution, delivery or performance of this Agreement will violate, or result in any breach of, or constitute a default under any provision of the constituent documents of such Party, or any statute, rule or regulation, material contract or lease, judgment, decree or other material document or instrument by which such Party is bound or to which its assets are subject.

                                   ARTICLE II

                      AFFIRMATIVE COVENANTS OF THE COMPANY

         Without limiting any other covenant or provision hereof, the Company covenants and agrees that it shall observe the following covenants on and after the date hereof:

     2.1 Prohibition on Certain Sales. The Company shall not, without the prior written consent of DB,

     (a) issue or sell any shares of its Voting Capital Stock or Common Stock Equivalents to any Prospective Purchaser (other than to any Existing Holder) if upon consummation of such issuance or sale, such Prospective Purchaser would beneficially own in the aggregate, directly or indirectly, more than nineteen and three-tenths percent (19.3%), but less than a majority, of the then outstanding Voting Capital Stock of the Company calculated on a fully diluted basis (excluding for purposes of such calculation any Permitted Holdings of such Prospective Purchaser); provided that, for purposes of this subsection (a), the issuance or sale of any Common Stock Equivalent shall be deemed to be the issuance or sale, at the date such Common Stock Equivalent is first issued or sold, of the Voting Capital Stock issuable upon the conversion, exercise or exchange of such Common Stock Equivalent (without regard to any adjustment required by the terms of such instrument, or the purchase and sale thereof, in the event of an extraordinary corporate transaction or any subsequent issuance of Voting Capital Stock or Common Stock Equivalents), as if the holder's rights to convert, exercise or exchange such Common Stock Equivalent had matured, and such holder had performed all obligations required to be performed in connection with such conversion, exercise or exchange on or as of the date of issuance or sale of such Common Stock Equivalent (such Common Stock Equivalents, "As Converted"); or

     (b) issue or sell any shares of its Voting Capital Stock or Common Stock Equivalents to any Restricted Purchaser;

provided, however, that (i) none of the foregoing limitations shall apply to any Excluded Sale; and (ii) in determining the beneficial ownership interest in the Company of any Prospective Purchaser, the Company shall be entitled to rely upon
(A) documents filed by or on behalf of such Prospective Purchaser pursuant to
Section 13(d) of the Exchange Act; and (B) representations and warranties made to the Company by such Prospective Purchaser, whether individually or on behalf of any Group, in connection therewith.

     2.2 Anti-Dilution Right.

     (a) If at any time the Company issues or sells any Common Stock (whether such issuance is made in any U.S. or non-U.S. public or private capital market, including without limitation upon the conversion, exercise or exchange of Common Stock Equivalents, but not including the issuance or sale of Common Stock (i) pursuant to any Compensation Plan; (ii) upon the exercise of stock purchase or similar rights distributed pro rata to all holders of the Common Stock; or (iii) as a pro rata distribution to all holders of Common Stock and, to the extent required by the terms of any other class or series of the Company's capital stock as a result of such pro rata distribution, any pro rata distribution to the holders of such class or series of capital stock), then the Company shall give prompt written notice thereof to DB. Each such notice shall specify the number of shares issued or sold, the date of such issuance or sale and the total number of shares outstanding, after giving effect to such issuance or sale.

     (b) At the option of DB, exercised by written notice to the Company given not later than twenty (20) Business Days following the date of the Company's notice pursuant to subsection (a) above, subject to the conditions set forth in this Section 2.2 and Article IV hereof, the Company shall sell to DB (or any DB Group Member specified by DB in such notice) an amount of newly-issued Common Stock sufficient to maintain the Existing Position of the DB Holders, at a purchase price per share equal to the Average Closing Price for the thirty (30) Business Day period immediately preceding the date of DB's notice to the Company; provided that the purchase by DB (or any such DB Group Member) of Common Stock under this Section 2.2 shall be subject to

         (i) the filing of any notice required by the HSR Act and the termination or expiration of any applicable waiting period thereunder;

         (ii) the receipt of any required consents or approvals, including without limitation approval by the Applicable Exchange of an application for listing of such Common Stock and any other approval required by applicable rules of the Applicable Exchange;

         (iii) if sold in a private placement, investment representations substantially similar to those contained in Article III of the Securities Purchase Agreement; and

         (iv) receipt of any required consent or approval of any Governmental Entity or other Person and/or the stockholders of the Company.

     (c) Each Party agrees to, and to cause its Subsidiaries to, diligently pursue all appropriate proceedings to obtain any consent or approval necessary to the purchase by DB or the applicable DB Group Member of Common Stock in accordance with subsection (b) above; provided that no Party shall be required to (i) seek the approval of its stockholders more than once with respect to any issuance or sale; or (ii) agree to any material limitations on its actual or contemplated financial services business activities in order to satisfy or fulfill any condition to the receipt of a required consent or approval of any Governmental Entity.

     (d) Nothing in this Section shall prohibit DB or any DB Group Member from purchasing from Third Parties shares of Common Stock up to an amount sufficient to maintain the Existing Position in lieu of purchasing newly-issued shares of Common Stock from the Company.

     (e) "Existing Position" shall mean the percentage ownership of DB and its Affiliates calculated as provided in Section 3.3 hereof immediately prior to the issuance of securities giving rise to DB's option to purchase; provided that the numerator of the ratio constituting the Voting Percentage shall be the number of votes the holder or holders of Investment Shares are entitled to cast in the election of directors of the Company.

     2.3 Board of Directors. The Company shall use its commercially reasonable efforts to cause the election of, and to thereafter continue in office until such time as the DB Holders cease to beneficially own in the aggregate, directly or indirectly, Investment Shares representing ten percent (10%) or more of the then outstanding Voting Capital Stock of the Company, a Person designated by DB, who must be reasonably satisfactory to the Company and who shall agree to serve as a director of the Company (the "DB Representative"), as a member of the Board of Directors, including without limitation recommending the DB Representative for election at a meeting of the Company's stockholders. The DB Representative shall initially be Kevin E. Parker. The Certificate of Incorporation and/or By-laws of the Company shall at all times provide for indemnification of the directors and limitations on the liability of the directors as currently provided or enhanced. The Company shall enter into a mutually acceptable indemnity agreement with the DB Representative similar in all material respects to the agreement that the Company has with its other directors as of the date hereof, which agreement shall be amended in a manner similar to any amendment of any such other agreement favorable to the beneficiary thereunder. The Company shall reimburse the DB Representative for his reasonable travel expenses, including the cost of airfare and any necessary meals and lodging, incurred in connection with attending meetings of the Board of Directors. In addition, the Company shall maintain at all times a compensation committee and an audit committee of the Board of Directors. Unless DB Holders shall no longer beneficially own in the aggregate, directly or indirectly, Investment Shares representing ten percent (10%) or more of the then outstanding Voting Capital Stock of the Company, the Company shall use its commercially reasonable efforts to fill any vacancy in the directorship to be occupied by the DB Representative solely by a nominee of DB reasonably satisfactory to the Company. In the event that DB Holders cease to beneficially own in the aggregate, directly or indirectly, Investment Shares representing ten percent (10%) or more of the then outstanding Voting Capital Stock of the Company, the DB Representative shall resign from the Board of Directors, and either (i) such vacancy may be filled by a nominee of the Company appointed by the Board of Directors in accordance with the By-laws of the Company; or (ii) the size of the Board of Directors may be reduced and DB shall no longer be entitled to designate for election or appointment a representative to the Board of Directors. The DB Representative shall be entitled to attend in person or by telephone conference call any and all meetings of the Board of Directors and all committees thereof to the extent he is a member of such committee or is designated by the Board of Directors as an observer thereof. It is agreed by the Parties that the DB Representative shall, upon his appointment to the Board of Directors, be entitled to observe all meetings of the compensation committee of the Board of Directors.

     2.4 SEC Documents. So long as DB shall have rights to request registration of any DB Registrable Securities (as defined in the Registration Rights Agreement), the Company shall file on a timely basis all reports in accordance with Sections 13(a) and 15(d) of the Exchange Act with the Commission in order to maintain its eligibility to register Investment Shares on Form S-3 (or any successor form thereto) under the Securities Act. From time to time upon the request of DB the Company will deliver to DB a certificate, signed by one of the Company's principal officers, stating whether the Company has filed the reports required to be filed to satisfy the condition set forth in Section (c) of Rule 144 under the Securities Act (or any successor provision).

     2.5 Voting. From the Closing Date and for so long as DB and its Affiliates shall beneficially own in the aggregate, directly or indirectly, Investment Shares representing ten percent (10%) or more of any class or series of the then outstanding Voting Capital Stock of the Company and to the fullest extent permitted by applicable Law, DB shall, and shall cause its Affiliates to, either
(a) vote, or execute consents with respect to, all shares of Voting Capital Stock owned by them in favor of all proposals recommended by management of the Company; or (b) if DB or such Affiliate intends not to vote, or execute consents with respect to, its shares of Voting Capital Stock in favor of any such proposal, vote, to execute consents with respect to, such shares of Voting Capital Stock with respect to such proposal in the same proportion (for, against and abstaining) as do all other holders of Voting Capital Stock of the Company, in each case in any vote or consent solicitation of the holders of Voting Capital Stock of the Company.

     2.6 Limitation on Certain Poison Pills. The Company shall not approve or implement any "poison pill" (or any other anti-takeover device not requiring the approval of stockholders) in such a way as to prevent the effective exercise of
(a) the right of DB or any DB Group Member to acquire shares of Common Stock up to the Standstill Percentage; or (b) the right of DB or any of its Affiliates to commence a tender offer for the Company that includes as a condition thereof (which condition may not be waived by DB or such Affiliate) that upon consummation of such offer DB or such Affiliate shall own, directly or indirectly, not less than eighty-one percent (81%) of the Voting Capital Stock of the Company.

     2.7 Termination of Certain Provisions.

     (a) In the event that definitive agreements with respect to the European Joint Venture and the Worldwide Joint Venture shall not have been executed and delivered by the Company or one of its Affiliates, on the one hand, and DB or one of its Affiliates, on the other hand, on or prior to the first anniversary of the Closing Date, then at any time thereafter (until the execution and delivery of each such definitive agreement by each party thereto), the Company may by written notice to DB terminate the provisions of Sections 2.1 and 2.2 hereof, whereupon such provisions shall be null and void and shall have no further force or effect.

     (b) In the event that

         (i) DB or any of its Affiliates shall give notice of termination of any Joint Venture Agreement to which it is a party in the absence of a Joint Venture Termination Event with respect to the Company or any of its Affiliates party to such Joint Venture Agreement;

         (ii) there shall have occurred a Joint Venture Termination Event with respect to DB or any of its Affiliates party to any Joint Venture Agreement;

         (iii) DB or any of its Affiliates shall have sold, transferred, assigned or otherwise disposed of any interest in any Investment Shares otherwise than (A) as a result of a Change in Law (provided that DB or such Affiliate shall have used commercially reasonable efforts to comply with such Change in Law without disposing of such Investment Shares); or (B) as required by Section 4.2 of this Agreement;

         (iv) upon the sale by DB or any such Affiliate of any Investment Shares as a result of a Change in Law (provided that DB or such Affiliate shall have used commercially reasonable efforts to comply with such Change in Law without disposing of such Investment Shares), DB Holders beneficially own in the aggregate, directly or indirectly, Investment Shares representing less than ten percent (10%) of the then outstanding Common Stock; or

         (v) DB shall cease to own all of its Investment Shares, directly or indirectly, exclusively through DB Group Members;

then, at any time thereafter, the Company may by written notice to DB terminate the provisions of Sections 2.1 and 2.2 hereof, whereupon such provisions shall be null and void and shall have no further force or effect.

     (c) In the event that

         (i) DB or any of its Affiliates shall have willfully breached the provisions of Section 3.4, 4.1 or 4.3 hereof; and

         (ii) the Company shall have delivered to DB a notice in writing that specifies in detail the matter constituting such breach and such action as may be reasonably requested by the Company to effect its cure (taking account of any restrictions on such action under applicable Law), and such breach shall not have been cured by DB or waived in writing by the Company within ninety (90) days following the delivery of such notice;

then the Company may by written notice to DB terminate the provisions of Sections 2.1 and 2.2 hereof and the provisions of Section 2.3 hereof that are binding upon the Company, whereupon such provisions shall be null and void and shall have no further force or effect.

                                   ARTICLE III

                              ADDITIONAL AGREEMENTS

     3.1 Restrictions on Transfer. Until the earlier to occur of (a) the termination of Article IV hereunder in its entirety and (b) the first date on which DB owns Investment Shares representing less than ten percent (10%) of the then outstanding Voting Capital Stock of the Company, neither DB nor any of its Affiliates shall offer, sell, assign, transfer or otherwise dispose of all or any portion of the Investment Shares owned by it to any Third Party if, upon the consummation of any such offer, sale, assignment, transfer or other disposition, such Third Party or any Group of which such Third Party is a member would beneficially own ten percent (10%) or more of the then outstanding Voting Capital Stock (other than Permitted Holdings), unless the acquiror of the Investment Shares shall have agreed to be bound by the provisions of this Section and Article IV of this Agreement, and the transferor shall have complied with all provisions of this Agreement applicable to such Transfer, including without limitation Section 3.2 hereof.

     3.2 Permitted Transfers; Legends.

     (a) The Company agrees that it will permit (i) a sale or transfer of Purchased Shares or other securities of the Company by any DB Holder to any DB Group Member, if such DB Group Member agrees in writing to be subject to the terms of this Agreement as if it were an original party hereto; and (ii) subject to the limitations contained in Section 5.12 hereof, a sale or other transfer of any of the Purchased Shares if in either event such sale or other transfer is exempt from the registration requirements of, or is covered by an effective registration statement under, the Securities Act and in compliance with applicable state securities or "blue sky" laws, and if requested, DB or the DB Holder transferring Common Stock pursuant thereto has provided in accordance herewith an opinion of counsel that such transfer is exempt from the registration requirements of the Securities Act ("Permitted Transfers"). In order to assure compliance with the Securities Act and any applicable state securities or "blue sky" laws, DB agrees, for so long as DB or any of its Affiliates shall be an "affiliate" as defined in Rule 144(a)(1) under the Securities Act, (i) in the case of any Common Stock or Common Stock Equivalents issued by the Company or Voting Capital Stock of the Company held by DB and its Affiliates, other than Excluded Shares ("Restricted Securities") in the form of book-entry securities, to take commercially reasonable measures to segregate such Restricted Securities on the books and records of DB or the applicable Affiliate and to prevent the resale thereof otherwise than in accordance with this Agreement; and (ii) in the case of any Restricted Securities in the form of certificated securities, to deliver such certificates or other instruments representing such Restricted Securities to the Company in exchange for certificates representing such Restricted Securities bearing a legend substantially in the following form:

         "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or any state securities laws, and sale or transfer hereof may not be effected except in accordance with the registration requirements of the Act and any applicable state securities laws or an applicable exemption therefrom. The shares represented by this certificate are subject to certain Standstill and Transfer Restriction provisions set forth in that certain Stockholder Agreement, dated as of June 15, 2000, between the Company and Deutsche Bank AG, a copy of which may be obtained from the Secretary of the Company at its principal offices."

The Company agrees to instruct its transfer agent to issue certificates without the foregoing legend in connection with any sale of the securities represented by such certificates or other instruments either pursuant to an effective registration statement or in compliance with Rule 144 or the resale provisions of Regulation S under the Securities Act.

     (b) DB shall, and shall cause each Affiliate to, prior to any proposed Transfer of any Restricted Securities, give written notice to the Company of such holder's intention to effect such Transfer and to comply in all other respects with the provisions of this Section. Each such notice shall describe the manner and circumstances of the proposed Transfer. Upon the request of the Company, the holder delivering such notice shall deliver a written opinion, addressed to the Company, of counsel for such holder, stating that in the opinion of such counsel (which opinion and counsel shall be reasonably satisfactory to the Company), such proposed Transfer does not involve a transaction requiring registration or qualification of such Restricted Securities under the Securities Act or the securities or "blue sky" laws of any state of the United States. Such holder shall be entitled to effect the Transfer of such Restricted Securities in accordance with the terms of the notice delivered to the Company, if the Company does not reasonably object to such Transfer and request such opinion within fifteen (15) days after delivery of such notice, or, if it requests such opinion, does not reasonably object to such Transfer within fifteen (15) days after delivery of such opinion. Each certificate or other instrument evidencing the securities issued upon the transfer of any Restricted Securities (and each certificate or other instrument evidencing any untransferred balance of such Restricted Securities) shall bear the legend set forth in subsection (a) above unless (i) in such opinion of counsel to the holder of the Restricted Securities (which opinion and counsel shall be reasonably satisfactory to the Company) registration of any future transfer is not required by the applicable provisions of the Securities Act; or
(ii) the Company shall have waived the requirement of such legend.

     (c) Notwithstanding the foregoing provisions of this Section, the restrictions imposed by this Section upon the transferability of any Restricted Securities shall cease and terminate when (i) any such Restricted Securities are sold or otherwise disposed of (A) pursuant to an effective registration statement under the Securities Act; or (B) in a transaction contemplated by subsection (a) above that does not require that the Restricted Securities so transferred bear the legend set forth in subsection (a) above; or (ii) the Company shall be reasonably satisfied that the requirements for transfer of such Purchased Shares under Rule 144 under the Securities Act have been satisfied (subject to the delivery of opinions as set forth above). Whenever the restrictions imposed by this Section shall terminate, the holder of any Restricted Securities as to which such restrictions have terminated shall be entitled to receive from the Company, without expense, a new certificate not bearing the restrictive legend set forth in subsection (a) above and not containing any other reference to the restrictions imposed by this Section.

     3.3 Determination of Beneficial Ownership; Computation of Percentage Ownership.

     (a) Except as otherwise required by Sections 2.1 and 2.2 and subsections
(b) and (c) of this Section, beneficial ownership of any security shall be determined, and the percentage ownership of outstanding securities owned by any Person shall be computed, in accordance with the provisions of Rule 13d-3 under the Exchange Act (or any successor provision), as the same may be in effect from time to time.

     (b) For purposes of determining the beneficial ownership of Investment Shares acquired, held or transferred by DB or any of its Affiliates, including without limitation calculation of the effect of any proposed acquisition, holding or transfer for purposes of determining the Standstill Percentage or compliance with Article IV hereof, a Person shall be deemed to be the beneficial owner of Investment Shares if that Person has the right to acquire beneficial ownership thereof as provided in Rule 13d-3(d)(1)(i)(A), (B), (C) or (D) (or any successor provision) at any time (rather than within 60 days).

     (c) For purposes of determining the percentage of any Investment Shares beneficially acquired, held or transferred by DB or any of its Affiliates, including without limitation calculation of the effect of any proposed acquisition, holding or transfer for purposes of determining the Standstill Percentage or compliance with Article IV hereof, such percentage shall be a ratio (the "Voting Percentage"), the numerator of which is the number of votes the holder of such securities is entitled to cast in the election of directors to the Board of Directors, and the denominator of which is the total number of votes entitled to be cast by all holders of outstanding securities of the Company in the election of directors to the Board of Directors.

     (d) For purposes of determining the Standstill Percentage or compliance with Article IV hereof, the higher of the determinations specified in subsections (b) and (c) above shall apply.

     3.4 Reporting of Beneficial Ownership. From time to time upon the Company's request and, in any event, following the end of each fiscal quarter of the Company, DB shall, promptly prepare and deliver to the Company a certificate (a "DB Report") certifying as to (a) the amount of each class and/or series of Voting Capital Stock and any Common Stock Equivalents beneficially owned by DB and each such Affiliate that represent Investment Shares; and (b) each transfer of Investment Shares effected since the Closing Date or, if any, the preceding DB Report. The failure by DB to provide a DB Report within twenty (20) Business Days of any written request therefor from the Company shall constitute a willful breach of this provision.

     3.5 Regulatory Compliance Cooperation.

     (a) In the event that the Board of Directors shall determine in good faith, based upon, among other factors, the written advice of a nationally recognized law firm with recognized competence in bank regulatory matters, that the Company has a Regulatory Problem, then the Company shall so notify DB in writing, specifying the basis for such Regulatory Problem and including the written advice of such law firm. The Parties shall forthwith consult and cooperate fully with each other to make all reasonable efforts (including entering into additional agreements or adopting amendments to this Agreement) to obtain from the relevant authorities any consent, approval or forbearance from proceedings with respect thereto that may be reasonably necessary to avoid such Regulatory Problem or any order adverse to the Company from being issued or to otherwise cure the event or circumstances underlying the Regulatory Problem.

     (b) If, notwithstanding such consultation and action by the Parties, the Board of Directors determines in good faith that such Regulatory Problem remains unresolved, DB shall take such action, other than the sale or other disposition of the Investment Shares, as the Company may reasonably request by written notice to DB (which notice shall specify the basis on which the Company has determined that such Regulatory Problem remains unresolved), including without limitation the exchange of all or a portion of any voting security then held by DB (or any of its Affiliates), as mutually agreed by the Company and DB, on a one-for-one basis for a non-voting security of or other non-voting economic interest in the Company, which non-voting security or other non-voting economic interest shall be identical in all respects to the voting security exchanged therefor, except that it shall be non-voting and shall be convertible into a voting security or other voting economic interest on such terms as determined by the Parties in light of regulatory considerations then prevailing.

     (c) If, notwithstanding such further action, (i) an order is issued by the Relevant Governmental Entity, not subject to further internal review by such Relevant Governmental Entity, under which the Company or any of its Subsidiaries is or will be required to discontinue or divest any portion of its business or refrain from taking any contemplated business opportunity closely related to its then actual business, which portion of its business or business opportunity is, in the good faith judgment of the Board of Directors, material to the Company and its Subsidiaries taken as a whole; or (ii) the Board of Directors is advised in writing by a nationally recognized law firm with recognized competence in bank regulatory matters that the directors or officers of the Company are or will be subject to materially increased liability in connection with the performance of their duties for or on behalf of the Company, then DB shall (and shall cause its Affiliates to) sell, transfer, assign or otherwise dispose of an amount of Investment Shares (or any securities received in exchange therefor pursuant to subsection (b) above) sufficient to resolve the Regulatory Problem as promptly as may be reasonably practicable, taking account of any restrictions on any such disposition required under applicable Law, including without limitation Article 9 of the Uniform Commercial Code and the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder.

     (d) The Parties agree that (i) they will keep each other fully informed of all communications they or any of their Affiliates receive from any Relevant Governmental Entity regarding the Investment Shares; and (ii) each Party will allow the other Party, if the other Party so requests, to participate actively in (A) any dealings, submissions or communications they may have with any such regulatory authority regarding the same; and (B) any proceedings affecting the same. In particular, the Parties agree that they will cooperate fully with each other in making reasonable efforts to prevent any divestiture proceedings relating to the Investment Shares.

     (e) "Regulatory Problem" shall mean any set of facts or circumstances wherein, because of the beneficial ownership of Investment Shares by DB or any of its Affiliates, (i) any Governmental Entity having supervisory authority over banks, financial institutions or financial holding companies (the "Relevant Governmental Entity"), has asserted or has advised the Company or DB or any of its Affiliates that it intends to assert that the Company is a subsidiary of DB or any such Affiliate; and (ii) either (A) such Relevant Governmental Entity has asserted or has advised the Company that the Company is or will be required to discontinue or divest any portion of its business or to refrain from taking any contemplated business opportunity closely related to its then actual business, which portion of its business or business opportunity is, in the good faith judgment of the Board of Directors, material to the Company and its Subsidiaries taken as a whole; or (B) the directors or officers of the Company are or will be subject to materially increased liability in connection with the performance of their duties for or on behalf of the Company.

                                   ARTICLE IV

                             DB STANDSTILL AGREEMENT

     4.1 DB Standstill.

     (a) DB agrees that, without the prior approval of the Board of Directors, from and after the Closing Date and for so long as this Article IV shall remain in effect, DB shall not, and shall cause its Affiliates not to, acquire or hold directly or indirectly, whether by purchase or otherwise, beneficial ownership of any Voting Capital Stock of the Company if, after giving effect to such acquisition, DB and its Affiliates would beneficially own in the aggregate, directly or indirectly, Investment Shares representing a percentage ownership in the Company in excess of the then applicable Standstill Percentage; provided, however, that if DB or any of its Affiliates shall sell any Investment Shares otherwise than as a result of a Change in Law (provided that DB or any such Affiliate shall have used commercially reasonable efforts to comply with such Change in Law without disposing of such Investment Shares), then the Standstill Percentage shall be reduced to the percentage of the then outstanding Voting Capital Stock of the Company represented by the remaining Investment Shares beneficially owned, directly or indirectly, by DB and its Affiliates; and provided, further, that in no event shall the Standstill Percentage be reduced below ten percent (10%).

     (b) A failure by DB to exercise its right to purchase additional Common Stock pursuant to Section 2.2 hereof shall not constitute a "sale" for purposes of this Section.

     4.2 Obligation to Sell.

     (a) DB agrees that if, during any fiscal quarter of the Company, the Company effects the repurchase of any of its Common Stock (whether through an issuer self-tender offer, private transactions, purchases in the market or otherwise), then upon the written request of the Company, DB shall, and shall cause its Affiliates to, sell, no later than the end of the fiscal quarter of the Company next succeeding the fiscal quarter in which such repurchase was made, an amount of Investment Shares sufficient to reduce the aggregate interest of DB and its Affiliates in the Company to a level not in excess of the then applicable Standstill Percentage; provided, however, that DB and its Affiliates shall not be obligated to sell any Investment Shares to the Company or any other Person if

         (i) the price per share offered to DB therefor (whether by the Company or such other Person, as the case may be) shall be less than or equal to the average price originally paid by DB or such Affiliate to acquire the Investment Shares then owned by them;

         (ii) such sale of Investment Shares would result in the liability of DB or the applicable Affiliate to repay to the Company any profit received by DB or such Affiliate upon such sale in accordance with Section 16 of the Exchange Act, in which event DB or such Affiliate shall sell Investment Shares as required by this Section no later than the end of the fiscal quarter of the Company next succeeding the first date on which such sale may be effected without such liability of DB or such Affiliate, subject always to clause (i) of this proviso; or

         (iii) DB reasonably believes that such sale could result in any violation of Law, in which event DB or the applicable Affiliate shall sell Investment Shares as required by this Section no later than the end of the fiscal quarter of the Company next succeeding the first date on which such sale may be effected without such violation of Law;

and provided further, that

                  (x) the Company shall require a covenant identical in all material respects to this Section 4.2 from each Prospective Purchaser (other than any Existing Holder) to which the Company sells Common Stock or Common Stock Equivalents, in one or a series of transactions, if upon consummation of such sale, such Prospective Purchaser would beneficially own, directly or indirectly, ten percent (10%) or more of the then outstanding Voting Capital Stock of the Company (after giving effect to such sale and assuming any Common Stock Equivalents then outstanding to be As Converted), unless such sale is an Excluded Sale;

                  (y) in determining the beneficial ownership interest in the Company of any Prospective Purchaser for purposes of this Section 4.2(a), the Company shall be entitled to rely upon (A) documents filed by or on behalf of such Prospective Purchaser pursuant to Section 13(d) of the Exchange Act; and (B) representations and warranties made to the Company by such Prospective Purchaser, whether individually or on behalf of any Group; and

                  (z) in the event the Company fails to obtain from any Prospective Purchaser as required hereby the covenant contemplated in this proviso or grants a waiver of compliance therewith without the prior written consent of DB, then DB shall be relieved from its obligations under this Section 4.2.

                  (b) If at any time DB and its Affiliates own, directly or indirectly, an aggregate amount of Investment Shares in excess of the then applicable Standstill Percentage whether as a result of a repurchase by the Company of any of its Common Stock as described in subsection (a) above or otherwise, to the fullest extent permitted by applicable Law, DB shall, and shall cause its Affiliates to, either (A) vote, or execute consents with respect to, all such excess Investment Shares owned by them in favor of all proposals recommended by management of the Company; or (B) if DB or such Affiliate intends not to vote, or execute consents with respect to, such excess Investment Shares in favor of any such proposal in the same proportion (for, against and abstaining) as do all other holders of Voting Capital Stock of the Company, in each case in any vote or consent solicitation of the holders of Voting Capital Stock of the Company.

     4.3 No Solicitation. DB agrees that except as expressly permitted by this Agreement or the Related Agreements, without the prior approval of the Board of Directors for so long as this Article IV shall remain in effect, it shall not, nor shall it permit its Affiliates to,

     (a) in any manner acquire, agree to acquire, or make any proposal to acquire, any securities or assets of the Company or any of its Subsidiaries;

     (b) propose to enter into, directly or indirectly, any merger or other business combination transaction with the Company;

     (c) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Commission) to vote, or seek to advise or influence any Person with respect to the voting of any securities of the Company or obtaining written consents under any circumstances for a change in the directors or management of the Company, or in connection with a merger or acquisition of the Company, or deposit any securities of the Company in a voting trust or subject them to a voting agreement or other agreement of similar effect;

     (d) initiate, propose, or otherwise solicit any stockholder of the Company for the approval of, or induce or attempt to induce any other person to initiate, any stockholder proposal for a change in the directors or management of the Company or in connection with a merger or acquisition of the Company;

     (e) otherwise take any action, individually or jointly, with any Person or Group to seek to control or influence the management, Board of Directors or policies of the Company;

     (f) take any action, alone or in concert with others, which could be deemed to be an exercise of a controlling influence over the Company (within the meaning of 12 U.S.C.ss.1841(a)(2)(C) as interpreted by the Board of Governors of the Federal Reserve System);

     (g) advise, assist or encourage any such Person or Group in taking any action, which it or they could not take individually under the terms of this Section;

provided, however, that the foregoing limitations shall not prevent DB from acquiring, directly or indirectly, Investment Shares representing an ownership interest in the Company up to and including the then applicable Standstill Percentage or from conducting bona fide business activities involving Excluded Shares.

     4.4 Termination of Article.

     (a) If the Board of Directors shall approve

         (i) a tender offer for a majority of the outstanding capital stock of the Company;

         (ii) the liquidation of the Company or sale of all or substantially all of the assets of the Company to any Person;

         (iii) a merger or consolidation of the Company with any Person pursuant to which holders of the voting securities of the Company outstanding immediately prior to the consummation of such transaction receive securities entitling the holders thereof to cast less than a majority of the votes entitled to be cast for election of the board of directors or similar body of the Person surviving such merger or resulting from such consolidation; or

         (iv) the issuance or sale to any Person or Group of any Voting Capital Stock entitling such Person or Group to cast a majority of the votes for the election of directors to the Board of Directors generally;

then DB may, by written notice to the Company, terminate the provisions of Sections 2.5, 3.1, 3.4, 3.5, 4.1, 4.2 and 4.3 hereof, whereupon such provisions and the provisions of Sections 2.1 and 2.2 hereof shall be null and void and shall have no further force or effect.

     (b) If (i) the Company shall have willfully violated the provisions of
Section 2.1(a) hereof, including without limitation by the sale of Voting Capital Stock or Common Stock Equivalents to an Existing Holder then acting as a member of a Group or otherwise in concert with any Person to which the Company would not otherwise have been permitted to sell such securities pursuant to
Section 2.1 hereof; and (ii) DB shall have delivered to the Company written notice specifying in detail the matter constituting such breach and such action as may be reasonably requested by DB to effect its cure, and such breach shall not have been cured by the Company or waived in writing by DB within ninety (90) days following the delivery of such notice, then DB may, by written notice to the Company, terminate the provisions of Sections 4.1, 4.2 and 4.3 hereof, whereupon such provisions shall be null and void and shall have no further force or effect.

     (c) This Article IV shall automatically terminate (i) upon the commencement of a tender offer by DB or any Affiliate of DB that includes as a condition thereof (which condition may not be waived by DB or such Affiliate) that upon consummation of such offer DB or such Affiliate shall own, directly or indirectly, not less than eighty-one percent (81%) of the Voting Capital Stock of the Company and Sections 2.1 and 2.2 hereof shall terminate simultaneously with such commencement; and (ii) in the event that any Person other than the Company or any of its Affiliates (determined as of the date hereof and including the Existing Holders, but excluding DB and any of its Affiliates) acquires or holds, directly or indirectly, whether by purchase or otherwise, beneficial ownership of any Voting Capital Stock of the Company representing in the aggregate a percentage ownership in the Company in excess of nineteen and three-tenths percent (19.3%), other than Permitted Holdings and proxies appointed by the Board of Directors in connection with any meeting of the stockholders of the Company or stockholder consent actions initiated by the Company.

     4.5 Notice of Termination. Upon any action by the Board of Directors described in Section 4.4(a) hereof, the Company shall as promptly as practicable notify DB thereof. All of the provisions of this Article and each other provision of this Agreement terminated pursuant to Section 4.4(a) or (c) hereof shall be reinstated and shall apply in full force according to their terms (including without limitation the terms of this Section) in the event that

     (a) if the provisions of Sections 2.5, 3.1, 3.4, 3.5, 4.1, 4.2 and 4.3 hereof and Sections 2.1 and 2.2 hereof shall have been terminated as a result of a tender offer under Section 4.4(a) (i) above, such tender offer (as originally made or as extended or modified) shall have terminated (without any securities being accepted thereunder for purchase) prior to the commencement of a tender offer by DB or any of its Affiliates that would have been permitted pursuant to such Section 4.4(a) (i) as a result of such third-party tender offer;

     (b) any tender offer by DB or any of its Affiliates (as originally made or as extended or modified) that was permitted to be made in response to actions specified in Section 4.4(a) (ii) through (iv) hereof shall have terminated (without any securities being accepted thereunder for purchase);

     (c) if the preceding provisions of this Article shall have terminated as a result of Section 4.4(a) (ii) through (iv) hereof, the Board of Directors of the Company shall have determined to rescind or abandon the previous action described in Section 4.4(a) (ii) through (iv) hereof (and no such action shall have closed); or

     (d) if the provisions of Article IV and Sections 2.1 and 2.2 hereof shall have terminated pursuant to Section 4.4(c), such tender offer (as originally made or as extended or modified) shall have been terminated (without any securities being accepted thereunder for purchase).

                                   ARTICLE V

                                  MISCELLANEOUS

     5.1 Survival of Representations. The representations, warranties, covenants and agreements made herein or in any certificates or documents executed in connection herewith shall survive the execution and delivery hereof and the Closing for a period of two (2) years, regardless of any investigation made by or on behalf of either Party hereto or any of their respective Affiliates or their respective officers, directors, employees or agents.

     5.2 Parties in Interest. Except as otherwise set forth herein, all covenants, agreements, representations, warranties and undertakings contained in this Agreement shall be binding on and shall inure to the benefit of the respective successors and permitted assigns of the Parties.

     5.3 Amendments and Waivers; Entire Agreement. Amendments or additions to this Agreement may be made and compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively) upon the written consent of the Company and DB. This Agreement (including any Annexes, Schedules and Exhibits hereto from time to time, which are an integral part of this Agreement) constitutes the full and complete agreement of the Parties with respect to the subject matter hereof. In particular, this Agreement supersedes the letter of intent, dated March 27, 2000, between the Company and Deutsche Bank Americas Holding Corporation.

     5.4 Notices. All notices, requests, consents, reports and demands shall be in writing and shall be hand delivered, sent by facsimile or other electronic medium, or mailed, postage prepaid, to the Company or to DB at the address set forth below or to such other address as may be furnished in writing to the other Party hereto:


The Company:                National Discount Brokers Group, Inc.
                            10 Exchange Place Centre
                            Jersey City, New Jersey 07302
                            Attention: President
                            Tel: (201) 946-2200
                            Fax:  201-946-4510
                            E-mail: akontos@ndbgroup.com

with copy to:               National Discount Brokers, Group, Inc. 10 Exchange
                            Place Centre Jersey City, New Jersey 07302
                            Attention: General Counsel
                            Tel: 201-946-4482
                            Fax: 201-946-4510
                            E-mail: flawatsch@ndbgroup.com

Deutsche Bank AG            Deutsche Bank AG, New York Branch
                            31 West 52nd Street
                            New York, New York 10019
                            Attention: General Counsel
                            Tel: 212-469-8200

with copy to:               Cleary, Gottlieb, Steen & Hamilton
                            One Liberty Plaza
                            New York, New York  10006
                            Attention: Janet L. Fisher, Esq.
                            Tel: (212) 225-2472
                            Fax: (212) 225-3999
                            E-mail: jfisher@cgsh.com

         All such notices, request, demands, consents and other communications shall be deemed to have been duly given or sent five (5) days following the date on which deposited in the U.S. mail, or on the date on which delivered by hand, by facsimile transmission or e-mail (receipt confirmed), as the case may be, and addressed as aforesaid.

     5.5 Expenses. Each Party hereto will pay its own expenses in connection with the transactions contemplated hereby.

     5.6 Counterparts. This Agreement and any exhibit hereto may be executed in multiple counterparts, each of which shall constitute an original but all of which shall constitute but one and the same instrument. One or more counterparts of this Agreement or any exhibit hereto may be delivered via telecopier, with the intention that they shall have the same effect as an original counterpart hereof.

     5.7 Effect of Headings. The article and section headings herein are for convenience only and shall not affect the construction or interpretation hereof.

     5.8 Governing Law. The Parties hereby agree that this Agreement, and the respective rights, duties and obligations of the Parties hereunder, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws thereunder. To the fullest extent permitted by applicable Law, each of the Parties hereby (i) irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement shall be brought exclusively in the courts of the United States of America for the Southern District of New York; and (ii) by execution and delivery of this Agreement, irrevocably submits to and accepts, with respect to any such action or proceeding, for itself and in respect of its properties and assets, for purposes of this Agreement, the jurisdiction of the aforesaid courts, and irrevocably waives any objection to venue in such courts.

     5.9 Assignment. Neither DB nor the Company may assign or transfer any of its rights or obligations pursuant to this Agreement without the express written consent of the other.

     5.10 Waiver of Jury Trial. Each of the Company and DB hereby expressly waives its rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement. Each of the Company and DB also waives any bond or surety or security upon such bond which might, but for this waiver, be required of any Party. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including without limitation contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. The Company and DB further warrant and represent that each of them has reviewed this waiver with its legal counsel, and that each voluntarily waives its jury trial rights following consultation with legal counsel. This waiver is irrevocable and may only be modified by written amendment to this Agreement signed by each of the Parties. In the event of litigation relating to this Agreement, this Agreement may be filed as a written consent to a trial (without a jury) by the court.

     5.11 Attorneys' Fees. If any legal proceeding is initiated by any Party hereto to enforce this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing Party or parties shall be entitled to recover reasonable attorneys' fees incurred in connection with any such proceedings.

     5.12 Right of First Offer on Registered Public Offerings.

     (a) Prior to any offer or sale by any DB Holder of any Investment Shares in a public offering pursuant to an effective registration statement under the Securities Act, DB shall give written notice (a "First Offer Notice") to the Company of such desire to sell, which shall identify (i) the number of Investment Shares to be sold; (ii) the nature of the transfer; and (iii) any other material terms and conditions of the proposed offer or sale (other than the proposed sale price). On and prior to the Solicitation Date with respect to any Investment Shares, and following the Solicitation Date if DB shall have given an Acceptance Notice with respect to such Investment Shares, DB shall not, shall not permit any of its Affiliates to, and shall not authorize or permit any of its or their representatives to, directly or indirectly, solicit or encourage the submission of any proposal from any Third Party, participate in any discussion or negotiations with any Third Party, or authorize, engage in or enter any agreement or understanding with any Third Party, with respect to the sale of such Investment Shares; provided, however, that the foregoing shall not in any way limit the participation by any DB Holder in (i) a self-tender offer by, or other sale to, the Company; (ii) any merger, consolidation, tender offer or exchange offer relating to the Company; or (iii) any Permitted Transfer.

     (b) The Company shall have five (5) Business Days following the delivery of the First Offer Notice (the "Response Period") to notify DB in writing (such notification, an "Offer to Purchase") of its offer, or an offer by any of its Affiliates, to purchase in cash all (but not fewer than all) of the Investment Shares referred to in the relevant First Offer Notice. During the Response Period, if requested by the Company or any of its Affiliates, DB shall, and shall cause the relevant DB Holder to, negotiate in good faith with the Company or such Affiliate with respect to the terms of a proposed purchase of Investment Shares by the Company or such Affiliate. Any Offer to Purchase shall set forth a proposed cash purchase price for such Investment Shares (the "Company Price") and the proposed closing date for the purchase and may include other material terms and conditions of the proposed purchase. The Company shall not be obligated to deliver an Offer to Purchase, and if an Offer to Purchase is not given prior to the end of the Response Period, the Company shall be deemed to have declined to purchase such Investment Shares.

     (c) DB shall have five (5) Business Days following the delivery of an Offer to Purchase to accept the offer made by the Company or any of its Affiliates to purchase all (but not fewer than all) of the applicable Investment Shares on the terms and subject to the conditions set forth in the Offer to Purchase by giving the Company or such Affiliate written notice to that effect (a "First Offer Acceptance Notice"). If DB gives a First Offer Acceptance Notice, the closing for such transaction shall take place at a time and place reasonably acceptable to the Company and DB. If DB does not give a First Offer Acceptance Notice, DB shall be deemed to have rejected the offer set forth in the relevant Offer to Purchase.

     (d) If DB shall have complied with the foregoing provisions of this Section and shall not have given an Acceptance Notice with respect to any Investment Shares, DB and the relevant DB Holder may enter into a valid and binding underwriting or purchase agreement with any Person with respect to all (but not fewer than all) of the applicable Investment Shares within one hundred (100) days following the effectiveness of the related registration statement and sell all (but not fewer than all) of the Investment Shares pursuant to such agreement within one hundred eighty (180) days of such effectiveness; provided that (i) the purchase price for such Investment Shares in such sale is at least one hundred percent (100%) of the related Company Price, if any; and (ii) the terms and conditions of such sale are otherwise not materially worse for the DB Seller than those set forth in the related Offer to Purchase; and provided further, that, if such registration statement is being filed pursuant to Section 2(c) or 3 of the Registration Rights Agreement, (x) such one hundred eighty (180) day period shall be extended to the same extent as any period specified Section 6(a) of the Registration Rights Agreement shall be extended; and (y) the Company shall comply with all of its obligations under the Registration Rights Agreement with respect to such registration. If DB or the applicable DB Holder shall not have executed a Purchase Agreement with respect to such Investment Shares within such one hundred (100) day period following the relevant Solicitation Date, or shall not have completed a sale of all such Investment Shares within such one hundred eighty (180) day period, DB and such DB Holder shall no longer be permitted to sell such Investment Shares without again fully complying with all the provisions of this Section, and all the restrictions contained in this Section shall again be in effect with respect to such Investment Shares.

     (e) The right of first offer set forth in this Section shall not apply to any Permitted Transfer.

     (f) The rights and obligations of the Company, on the one hand, and DB and its Affiliates, on the other hand, with respect to the registration of sales of Investment Shares under the Securities Act are set forth in the Registration Rights Agreement, and this Section 5.12 shall not be construed to impose any additional obligations on the Company to effect any such registration.

     5.13 Right of First Refusal on Private and Rule 144 Sales.

     (a) If any DB Holder proposes to sell, transfer or assign any of its Investment Shares (i) in a private transaction; or (ii) in one or more sales pursuant to Rule 144 under the Securities Act aggregating, in any three-month period, more than one percent (1%) of the then outstanding Common Stock, then prior to such sale, transfer or assignment, such DB Holder shall give written notice to the Company (or its nominee) of such transfer, sale or assignment for purposes of offering the Company the opportunity to purchase such Investment Shares, free and clear of all Liens, on the same terms and conditions as set forth in such offer to purchase (the "First Refusal Notice"), which shall identify (x) the number of Investment Shares to be sold; (y) the nature of the transfer and, if such transfer is to be effected in a private transaction, the name and address of each prospective purchaser or transferee and the consideration to be paid by each of them for the applicable Investment Shares; and (z) any other material terms and conditions of the proposed offer or sale (including the proposed aggregate sale price); provided, however, that the foregoing shall not in any way limit the participation by any DB Holder in (i) a self-tender offer by, or other sale to, the Company; (ii) any merger, consolidation, tender offer or exchange offer relating to the Company; or (iii) any Permitted Transfer.

     (b) If within two (2) Business Days following its receipt of the First Refusal Notice, the Company does not notify such DB Holder in writing of its desire to purchase all, but not fewer than all, of the Investment Shares on the same terms and conditions as set forth in the First Refusal Notice (a "First Refusal Acceptance Notice"), then such DB Holder may sell (i) not less than all of the Investment Shares proposed to be sold in the First Refusal Notice; (ii) if in a private transaction, to the prospective purchaser or transferee identified in the First Refusal Notice; and (iii) for consideration and upon terms no less advantageous to such DB Holder as identified in the First Refusal Notice. If the Company gives a First Refusal Acceptance Notice, then the Company (and/or its nominee) shall effect the purchase of the Investment Shares, including payment of the purchase price (x) if the Investment Shares to be purchased and sold constitute five percent (5%) or less of the Voting Capital Stock then outstanding, not more than one (1) Business Day after delivery of such First Refusal Acceptance Notice, (y) if the Investment Shares to be purchased and sold constitute more than five percent (5%) of the Voting Capital Stock then outstanding, not more than three (3) Business Days after delivery of such First Refusal Acceptance Notice and, in each case, at such time such DB Holder shall deliver to the Company (if applicable) the certificate(s) representing the Investment Shares to be purchased by the Company, each certificate to be properly endorsed for transfer or with duly executed stock powers.

     (c) The right of first refusal set forth in this Section shall not apply to any Permitted Transfer.

     5.14 Termination; Availability of Remedies.

     (a) This Agreement shall be terminable by DB upon a Change in Control of the Company and may also be terminated:

         (i) by mutual written consent of the Company and DB; or

         (ii) if at any time DB and its Affiliates shall have ceased to beneficially own in the aggregate, directly or indirectly, Investment Shares representing five percent (5%) or more of the then outstanding Voting Capital Stock of the Company, by written notice either from DB to the Company or from the Company to DB.

     (b) No termination of this Agreement or any provision hereof shall operate to relieve any Party of any liability it may have incurred thereunder prior to such termination.

     (c) No exercise by any Party of any remedy expressly permitted hereunder shall operate to preclude such Party from exercising any other remedy to which it may be entitled under applicable Law.

5.15 Injunctive Relief. The Parties agree that money damages would be insufficient to compensate the Company in the event of any violation of DB of
Section 4.1 hereof and that the Company shall be entitled to injunctive relief against DB, including without limitation specific performance, to enforce DB's compliance with its obligations under such Section. The Parties further agree that money damages would be insufficient to compensate DB in the event of any violation by the Company of Sections 2.1 and 2.2 hereof and that DB shall be entitled to injunctive relief against the Company, including without limitation specific performance, to enforce the Company's compliance with its obligations under such Sections. The Parties hereby waive any requirement to post a bond in connection with an application for injunctive relief hereunder.

     IN WITNESS WHEREOF, the Company and DB have caused this Agreement to be duly executed and delivered by their representatives thereunto duly authorized as of the date first above written.

                            NATIONAL DISCOUNT BROKERS GROUP, INC.


                            By:   /s/ Arthur Kontos
                                -----------------------
                               Name:  Arthur Kontos
                               Title: President and CEO


                            DEUTSCHE BANK AG


                            By: /s/ Thomas A. Curtis
                                -----------------------
                                Name:  Thomas A. Curtis
                                Title: Attorney-in-Fact

                                                                    Schedule 2.1


                      Restricted Purchaser (June 15, 2000)



Morgan Stanley Dean Witter & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
The Goldman Sachs Group, Inc.
Citigroup Inc.
Lehman Brothers Holdings Inc.
ABN AMRO Bank N.V.
Credit Suisse First Boston Corporation
UBS AG
Commerzbank AG
Dresdner Bank AG
The Chase Manhattan Corporation
J.P. Morgan & Co. Incorporated
HSBC Holdings plc
Bank of America Corporation
Charles Schwab & Co., Inc.
Ameritrade Holding Corporation
E*TRADE Group, Inc.
TD Waterhouse Investor Services, Inc. (but excluding any Affiliate not controlled, directly or indirectly by
  TD Waterhouse Investor Services, Inc.)
Donaldson, Lufkin & Jenrette, Inc. (but excluding any Affiliate not controlled, directly or indirectly by
  Donaldson, Lufkin & Jenrette, Inc.)